UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

ARUBA NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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This Schedule 14A filing consists of the following communications relating to the proposed acquisition of Aruba Networks, Inc. (“Aruba”) by Hewlett-Packard Company (“HP”) and Aspen Acquisition Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”) pursuant to the terms of an Agreement and Plan of Merger, dated March 2, 2015, by and among Aruba, HP and Merger Sub:

(i)	Employee FAQ.

Each item listed above was first used or made available on March 10, 2015.

HP to Acquire Aruba Networks

Aruba Employee FAQ

STRATEGY QUESTIONS

1.	After the conclusion of the acquisition, is the intention to carry on the Aruba brand?

Yes. Our customers and partners have helped build the Aruba brand for over 13 years. Our brand represents innovation and a commitment to customer success. We are intensely proud of that brand and will continue to use it on an ongoing basis.

2.	What is HP’s networking strategy?

We are separate, independent companies until the transaction closes, so until then, HP can only share information that is already public. In the meantime, you can read more about HP’s networking business here http://www8.hp.com/us/en/networking/.

3.	Will HP do more acquisitions like this? In the Networking area?

HP CEO Meg Whitman has said on multiple occasions that HP may pursue strategic acquisitions – and Aruba is one of these – but HP doesn’t comment on future M&A plans.

OPERATIONAL QUESTIONS

4.	Are we intending to have a head count freeze? Or can we continue to hire as planned?

No, we continue to operate as an independent, stand-alone company as in the normal course of business. For all positions below the VP level, hiring managers should continue to hire their open and approved positions as planned.

SALES QUESTIONS

5.	Will the current Sales reporting hierarchy change? Will the Aruba field team need to report to field HP team?

We are in the very early stages of integration planning. HP, in partnership with Aruba management, is going through a detailed process to ensure they understand all Aruba’s roles and how they fit into the HP job architecture. This comprehensive exercise will be done for the entire organization prior to offer letters being sent. Onboarding to HP payroll, benefits and other systems is targeted to occur no earlier than first quarter of HP fiscal year 2016 (FY16 begins November 1, 2015).

Any changes will be carried out in accordance with local legal requirements, including information and consultation with employee representatives where required.

6.	Will our VAD structure change? Can these VADs now sell HP switches plus Aruba WLAN?

There are no changes to our channel structure at this time. We continue to operate as an independent, stand-alone company as in the normal course of business. Until the close, only VADs that have independently partnered with both Aruba and HP can sell both companies’ products (with the exception of the HP-branded IAPs and Central that are available through our OEM agreement with HP).

7.	What is the response from our OEM channel?

We have had productive executive-level conversations with all our OEM partners and have expressed both our willingness and our desire to continue to work together. We value those partnerships, which have been built over many years together, and we continue to actively support them today. We will update you with more information as these conversations with our OEM partners continue.

8.	What is the response from our ecosystem of vendors?

The initial reaction of most partners has been very positive. We have had multiple, executive-level conversations with our key ecosystem partners and we have indicated to them that we will continue on an open, interoperable and multi-vendor path, which, like Aruba, is something HP is committed to. Many of our ecosystem partners joined us onstage at Atmosphere after the acquisition was announced – and we see many opportunities to deepen and expand those strategic relationships, both now and in the future.

9.	Will Aruba’s customer or partner contracts change after the deal closes?

Nothing changes today and existing contracts remain. Both HP and Aruba deeply value our customer and partner relationships and are evaluating how best to offer a consistent buying experience across HP and Aruba products. More information will be communicated after the transaction closes.

10.	I am pursuing a formal RFP process which will be awarded by end of April, but orders will be placed in June. Should I proceed or should I wait for the acquisition to complete?

You should absolutely proceed as usual and compete aggressively to win the business. HP and Aruba continue to operate as independent, stand-alone companies until we close the acquisition.

11.	Did Dom say NorthAm Sales will report to him directly?

During the period before we integrate with HP, Dom will be helping John DiLullo manage the increased workload following this announcement by working directly with the three U.S. Area Vice Presidents.

12.	Post-acquisition, will Aruba field employees maintain home-office/teleworker offices or will we be required to go into an office?

We are in the early stages of integration planning. We will communicate any information about office space and real estate as soon as available. In the meantime, there are no changes to Aruba’s existing workplace or vacation policies. As always, we expect field Sales employees to spend as much time in the field with customers as possible.

COMPENSATION & BENEFITS QUESTIONS

13.	What happens to my unvested equity?

At the time of the close, HP anticipates providing ongoing Aruba employees with HP RSUs of equivalent total value to their unvested Aruba RSUs, with the same vesting schedule.

14.	What will happen to unvested HP RSUs after HP separates into two companies?

Exercised stock options, and vested Restricted Stock Units (RSUs): If you own HP shares from exercised stock options or vested Restricted Stock Units (RSUs), you are a regular HP shareholder and your shares will be converted into shares of both companies, like all shareholders, using a conversion approach that will be determined closer to the date of separation.

Unexercised stock options (either vested or unvested), and unvested Restricted Stock Units (RSUs): Outstanding stock options or unvested RSUs at the time the separation closes will be converted to stock options or RSUs in the new company in which you are employed. For example, if you are a Hewlett Packard Enterprise employee, your outstanding HP stock options or unvested RSUs will be converted 100% to new Hewlett Packard Enterprise stock options and RSUs, with an equivalent intrinsic value at the time of the transaction and similar vesting features. Conversion rates are still to be determined.

15.	What happens to the ESPP process? Can we continue to buy Aruba stock (at a discounted rate) post acquisition?

For employees who have elected to participate in the ESPP, we will continue to automatically deduct the specified amount from your paycheck. Before the deal closes, the company will use those funds to purchase Aruba stock on your behalf, at whatever share price you are entitled to under the ESPP. Once the deal has closed, Aruba’s ESPP program will immediately terminate.

16.	Does HP have an ESPP?

Yes. HP has an ESPP that allows employees to purchase HP stock at a reduced price. More information to come on this post close, as we get closer to employee onboarding.

17.	Is Aruba bonus payout and yearly focal appraisal on track?

Yes. Allocation of 1H FY15 bonuses (paid in March 2015) is underway for eligible employees. We will provide more information on treatment of 2H FY15 bonuses in upcoming weeks.

18.	What will happen to our vacation policy?

Nothing changes today and vacation schedules should be discussed and agreed upon with your manager as usual. We will communicate information about HP vacation policies as soon as available.

19.	What will happen to my pay and benefits?

HP, in partnership with Aruba management, is going through a detailed process to ensure they understand all Aruba’s roles and how they fit into the HP job architecture. This comprehensive exercise will be done for the entire organization prior to offer letters being sent. Onboarding to HP payroll, benefits and other systems is targeted to occur no earlier than first quarter of HP fiscal year 2016 (FY16 begins November 1, 2015). Until Aruba employees are onboarded to HP systems, it will be business as usual and Aruba employees will remain on their existing terms and conditions of employment.

Any changes will be carried out in accordance with local legal requirements, including information and consultation with employee representatives where required.

20.	What does HP’s bonus plan look like?

All employees at HP are eligible for a bonus. The majority of non-sales employees are eligible for our Variable Pay Bonus (VPB) as this is annual bonus plan for individual contributors and managers. Individual awards are discretionary and are based on many criteria including business/organization funding and individual performance. More details on the HP bonus programs will be shared post close.

21.	Does HP provide annual RSU refreshes? How does that process work?

HP does offer RSUs as part of their annual review cycle for eligible employees. More information to be shared post close, as we get close to employee onboarding

22.	What will happen with our focal review this year? Will we move back to written focal reviews and away from ‘coaching conversations’?

We will continue to operate as usual until Aruba employees are onboarded to HP payroll, benefits and other systems, which is targeted to occur no earlier than first quarter of HP fiscal year 2016 (FY16 begins November 1, 2015).

23.	Will Aruba 2nd half bonus payouts be paid in full or pro-rated?

Allocation of 1H FY15 bonuses (paid in March 2015) is underway for eligible employees. We will provide more information on treatment of 2H FY15 bonuses in upcoming weeks.

24.	Will this transaction impact my immigration status in the U.S.?

When appropriate, an HP immigration specialist will assist Aruba as needed to facilitate your transition. Contact your Aruba HR business partner if you have any questions or concerns. Aruba immigration attorneys will be onsite to review individual cases next week.

Additional Information and Where to Find It

In connection with the transaction, Aruba intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Aruba will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF ARUBA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT ARUBA WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ARUBA AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by Aruba with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or through the investor relations section of Aruba’s website (http://www.arubanetworks.com).

Participants in the Solicitation

Aruba and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Aruba’s stockholders with respect to the transaction. Information about Aruba’s directors and executive officers and their ownership of Aruba’s common stock is set forth in Aruba’s proxy statement on Schedule 14A filed with the SEC on October 24, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.

Forward-Looking Statements

The communication above contains “forward-looking statements,” relating to the acquisition of Aruba by HP. All statements other than historical facts included in this communication, including, but not limited to, statements regarding the timing and the closing of the transaction, the expected benefits of the transaction, prospective performance and future business plans, and any assumptions underlying any of the foregoing, are forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from the parties’ expectations and projections. Risks and uncertainties include, among other things, uncertainties regarding the timing of the closing of the transaction; uncertainties as to Aruba’s stockholder approval of the transaction; the possibility that various closing conditions to the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction; that there is a material adverse change to Aruba; the outcome of any legal proceedings relating to the Merger or the Merger Agreement; risks to the consummation of the Merger, including risk that the Merger will not be consummated within the expected time period or at all; other business effects, including effects of industry, economic or political conditions outside Aruba’s control; transaction costs; actual or contingent liabilities; as well as other cautionary statements contained elsewhere herein and the other risks that are described in Aruba’s Annual Report on Form 10-K of Aruba for the fiscal year ended July 31, 2014, the Quarterly Report on Form 10-Q of Aruba for the fiscal quarter ending October 31, 2014, the Quarterly Report on Form 10-Q of Aruba for the fiscal quarter ending January 31, 2015 and Aruba’s other filings with the Securities and Exchange Commission. Aruba assumes no obligation and does not intend to update these forward-looking statements.